                                                                    Exhibit 99.1



Press Contacts:   Tony Plohoros                Investor Contact:  Mark Stejbach
                  (908) 423-3644                                  (908) 423-5185

                  Anita Larsen
                  (908) 423-6022


     MERCK ANNOUNCES FULL-YEAR 2003 EARNINGS PER SHARE (EPS) FROM CONTINUING
            OPERATIONS OF $2.92, FOURTH-QUARTER 2003 EPS OF 62 CENTS

-        Merck Reaffirms Full-Year 2004 EPS Guidance of $3.11 to $3.17

- New U.S. Wholesaler Distribution Program Launched in Fourth Quarter Reduces Quarterly Revenue by $700 to $750 Million

- Restructuring Costs from Workforce Reductions Total $195 Million for Fourth Quarter

- Merck Submits New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for ARCOXIA

-        FDA Accepts NDA Filing for Ezetimibe/Simvastatin Combination

WHITEHOUSE STATION, N.J., Jan. 27, 2004 - Merck & Co., Inc. today announced that earnings per share (EPS) from continuing operations for 2003 were $2.92, compared to $2.98 in 2002. Continuing operations exclude only the results from Medco Health Solutions, Inc., which was spun off on Aug. 19, 2003. Net income from continuing operations was $6,589.6 million, compared to $6,794.8 million in 2002. Worldwide sales from continuing operations grew 5% to $22.5 billion for the year.

      For the fourth quarter of 2003, earnings per share from continuing operations were $0.62, compared to $0.80 for the fourth quarter of 2002. Net income from continuing operations for the fourth quarter was $1,395.2 million, compared to $1,813.8 million for the same period in 2002. Worldwide sales from continuing operations were $5.6 billion for the fourth quarter of 2003, compared to $6.1 billion for the same period last year. These results include the effects of the new U.S. wholesaler distribution program and restructuring costs.

      "We took significant steps in 2003 to drive long-term growth," said Merck Chairman, President and Chief Executive Officer Raymond V. Gilmartin. "We reduced our cost structure and continue to look for additional savings and efficiencies. We improved the way we distribute products to our U.S. wholesalers. We spun off Medco Health, and we strengthened our position in Japan. These actions should position Merck well for the future."

                                    - more -

      Total sales from continuing operations decreased 7% for the fourth quarter and increased 5% for the full year of 2003. Fourth-quarter sales performance included a 5-point favorable effect and full-year sales performance included a 4-point favorable effect from foreign exchange. Sales outside of the United States accounted for 44% of fourth-quarter sales and 41% of full-year 2003 sales. This compares to 40% of sales for the fourth quarter of 2002 and 39% of sales for the full year of 2002.

      Merck's new U.S. wholesaler distribution program, launched in the fourth quarter, reduced full-year revenues by $700 to $750 million. The program was implemented to moderate the fluctuations in sales caused by wholesaler investment buying and improve efficiencies in the distribution of Merck pharmaceutical products.

      Marketing and Administrative expenses increased 17% for the quarter and 13% for the full year. Excluding the impact of $195 million for restructuring costs, Marketing and Administrative expenses increased 4% for the quarter and 10% for the full year of 2003. Research and Development expenses were $895 million during the fourth quarter and $3.2 billion during the full year of 2003. The 7% increase for the quarter and 19% increase for the year reflect the company's ongoing commitment to both basic and clinical research, as well as new research collaborations begun since mid-2002.

      Also contributing to Merck's results in the fourth quarter was Other Income of $57 million, which includes an $84 million gain on the sale of AGGRASTAT product rights in the United States. The tax rate was 20.8% for the fourth quarter and 27.2% for the full year. The lower tax rate in the fourth quarter results from a change in the mix of domestic and foreign income, which includes the impact of both the restructuring costs and the new wholesaler distribution program.

      Merck recently accelerated its efforts to fundamentally lower its cost structure through company-wide initiatives. In October 2003, Merck announced the reduction of 4,400 positions, which is expected to be completed in 2004. Approximately 3,200 positions had been eliminated as of Dec. 31, 2003. Additional restructuring costs for 2004 are expected to be approximately $75 to $125 million. When complete, the cost reductions are expected to generate annual savings of payroll and benefits costs of $250 to $300 million starting in 2005. The company continues to seek opportunities to improve its business processes and reduce its cost structure.

      During the fourth quarter, Merck completed a second tender offer for Tokyo-based Banyu Pharmaceutical Co., Ltd. This action, along with an initial tender offer earlier in the year, increased Merck's ownership in Banyu from 51% to 99.4%, strengthening Merck's position in Japan, the world's second-largest pharmaceutical market.


                                    - more -

      In August 2003, Merck completed the spin-off of Medco Health Solutions, Inc., enabling investors to evaluate both companies as pure plays in their respective industries.

2004 GUIDANCE

      Merck reaffirms full-year 2004 EPS of $3.11 to $3.17. Please see pages 8 to 9 of this news release for a breakdown of Merck's full-year 2004 financial guidance.

MERCK'S IN-LINE FRANCHISES REMAIN MARKET LEADERS

      Each of Merck's major in-line franchises ranks either No. 1 or 2 in its class in worldwide sales. This success has been driven largely by Merck's focus on developing novel medicines and demonstrating their value through proven health outcomes.

      Historically, in anticipation of possible price increases, certain U.S. wholesalers placed some noncancellable orders at prices that remained in effect until Merck shipped the product. As expected, these types of purchases moderated significantly in the fourth quarter with the implementation of the company's new distribution program for U.S. wholesalers. Across the product line, estimated wholesaler buy-out had an unfavorable impact of $250 million on revenues for the quarter. Overall, the implementation of the new U.S. wholesaler distribution program had an estimated $700 to $750 million unfavorable impact on revenues for the quarter.

      ZOCOR, Merck's statin for modifying cholesterol, achieved worldwide sales of $1.2 billion in the fourth quarter and $5.0 billion for the year. In 2003, ZOCOR sales were impacted by increased competition in the statin market and patent expirations outside the United States. U.S. mail-order-adjusted prescription levels* for ZOCOR increased by approximately 3% for the quarter. In the aggregate, estimated wholesaler buy-out for ZOCOR had an unfavorable impact of $135 million on revenues for the quarter. Overall, the implementation of the new U.S. wholesaler distribution program had an estimated unfavorable impact of $500 million on ZOCOR revenues for the quarter.

      During 2003, Merck began promoting the landmark Heart Protection Study
(HPS) to physicians and consumers. HPS demonstrated that ZOCOR 40 mg, along with diet, is the first and only cholesterol-lowering medication proven to reduce the risk of heart attacks and stroke in people with heart disease or diabetes, regardless of cholesterol level.

      During the fourth quarter of 2003, FOSAMAX continued as the most-prescribed medicine worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis, with $650 million in global sales. U.S. mail-order-adjusted prescription levels for FOSAMAX increased by approximately 3% for the quarter. In the aggregate, estimated wholesaler buy-out for FOSAMAX had an unfavorable impact of $60 million on revenues for the quarter.

                                    - more -

*IMS Health, NPA Plus (TM), Mail Order prescriptions adjusted using Merck methodology

      Worldwide sales of FOSAMAX were strong in 2003, reaching $2.7 billion, an increase of 19% over 2002. Potential for continued growth in the osteoporosis market remains strong: fewer than 25% of women with osteoporosis in seven major markets (the United States, Canada, the United Kingdom, France, Italy, Germany and Spain) have been diagnosed and treated.

      Global sales of Merck's antihypertensive medicines, COZAAR and HYZAAR**, reached $690 million for the quarter and $2.5 billion for the full year, with strong growth of 14% over the full year of 2002. COZAAR and HYZAAR compete in the fastest-growing class in the antihypertensive market. COZAAR and HYZAAR prescriptions increased by 8% during the fourth quarter. COZAAR is the second-most-frequently prescribed AIIA in the United States.

      Worldwide sales of SINGULAIR, a once-a-day oral medication indicated for the treatment of chronic asthma and the relief of symptoms of seasonal allergic rhinitis, reached $507 million in the fourth quarter and $2.0 billion for the year. Full-year 2003 sales were strong, representing a 35% increase over 2002 sales. U.S. mail-order-adjusted prescription levels for SINGULAIR increased by 35% during the quarter. In the aggregate, estimated wholesaler buy-out for SINGULAIR had an unfavorable impact of $90 million on revenues for the quarter. Sales in 2003 were driven by strong performance in the asthma market, as well as approvals for a new seasonal allergic rhinitis indication and an oral granules formulation. During the fourth quarter, SINGULAIR became the second-most-prescribed product in the overall respiratory market in the United States.

      Global sales of VIOXX, Merck's first once-a-day coxib, reached $731 million for the fourth quarter and $2.5 billion for the year. Full-year 2003 sales represented a 2% increase over 2002. U.S. mail-order-adjusted prescription levels for VIOXX decreased by 5% during the quarter. In the aggregate, estimated wholesaler buy-in for VIOXX had a favorable impact of $40 million on revenues for the quarter.

      VIOXX continues as the most widely available coxib on managed care formularies in the United States. VIOXX is the only coxib in the United States that offers 24-hour pain relief in a once-daily tablet for all indications, with more than 91 million prescriptions written in the United States since its introduction in 1999. Outside the United States, VIOXX is the best-selling arthritis and pain medicine. Supplemental NDAs are under review with the FDA for additional indications for migraine and juvenile rheumatoid arthritis. If approved, these uses are expected to enhance the efficacy profile of this product.

                                    - more -


**COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours & Company, Wilmington, Del.

      On Dec. 30, 2003, Merck submitted an NDA for ARCOXIA, Merck's newest once-daily pain medication, to the FDA. The NDA seeks indications for ARCOXIA for the treatment of osteoarthritis, rheumatoid arthritis, chronic low back pain, acute pain, dysmenorrhea, acute gouty arthritis and ankylosing spondylitis. The FDA will determine whether to accept Merck's application as submitted.

      Outside the United States, ARCOXIA continues to gain market share, and became available in several more countries during the fourth quarter of 2003. Through year-end 2003, ARCOXIA had been launched in 38 countries in Europe, Latin America and Asia. Launches will continue in other countries throughout 2004. Global sales of ARCOXIA reached $23 million for the fourth quarter and $70 million for the year.

      In November 2003, the European Union's Committee for Proprietary Medicinal Products concluded its comprehensive review of the COX-2 selective inhibitor class, which includes VIOXX and ARCOXIA, and confirmed that the medicines have a positive balance of benefits and risks.

      Global sales of ZETIA, the cholesterol absorption inhibitor developed and marketed by Merck/Schering-Plough Pharmaceuticals, reached $164 million in the fourth quarter and $469 million for the year. More than 5.4 million prescriptions have been written in the United States since the U.S. launch of ZETIA in mid-November 2002, according to IMS Health. ZETIA currently accounts for more than 5% of new prescriptions in the U.S. cholesterol-modifying market. ZETIA is reimbursed for nearly 90% of all patients in managed care plans in the United States.

      Following the successful completion of the European Union Mutual Recognition Procedure, EZETROL (the brand name for ZETIA outside of the United States) has now been launched in five European countries - Germany, the United Kingdom, Switzerland, Sweden and the Netherlands. More markets are expected to launch EZETROL in 2004 upon completion of pricing/reimbursement national processes.

      Merck/Schering-Plough Pharmaceuticals submitted the filing for a combination product containing the active ingredients of both ZETIA (ezetimibe) and ZOCOR (simvastatin) to the FDA on Sept. 24, 2003. The filing was accepted by the FDA for standard review on Nov. 23, 2003.

      Sales of other Merck-promoted medicines and vaccines were $1.3 billion during the fourth quarter and $5.0 billion for the full year, compared to $1.3 billion and $4.6 billion during the same periods of 2002. These products treat or prevent a broad range of conditions. Also contributing to Merck's total sales in 2003 was $1.9 billion in revenue resulting from Merck's relationship with AstraZeneca, an increase of 28% over the prior year.

                                    - more -

MERCK RESEARCH FOCUSES ON INTERNAL DEVELOPMENT AND EXTERNAL COLLABORATIONS

      Merck's late-stage pipeline candidates include novel vaccines for human papillomavirus (HPV) and shingles, and ROTATEQ, a vaccine for rotavirus-induced infant diarrhea. Merck expects to file Product License Applications (PLAs) with the FDA for these three novel vaccine candidates in the second half of 2005. The company expects to submit a PLA to the FDA for its PROQUAD vaccine, a pediatric combination vaccine for measles, mumps, rubella and chicken pox, in the second quarter of 2004.

      Merck also is studying a DP-IV inhibitor, a glucose-lowering mechanism used alone and in combination for the treatment of Type II diabetes. Merck plans to enter Phase III clinical trials with this investigational compound in the second quarter of 2004 and expects to submit an NDA to the FDA in 2006.

      Merck's early-stage pipeline includes candidates in each of the following areas: diabetes, obesity, Alzheimer's disease, respiratory disease, coronary heart disease, rheumatoid arthritis and vaccines.

      Merck supplements its internal research with an aggressive licensing and external alliance strategy focused on the entire spectrum of collaborations from early research to late-stage compounds, as well as new technologies. In 2003, Merck completed 47 deals, compared to 10 in 1999, and has approximately 70 opportunities currently in detailed review. Deals signed in 2003 include agreements with: GenPath, for cancer; Amrad, for respiratory disease; Neurogen, for pain; and Actelion, for cardiovascular disease.

EARNINGS CONFERENCE CALL

      Investors are invited to a live Web cast of Merck's fourth-quarter and full-year earnings conference call today at 9 a.m. EST, by visiting the Newsroom section of Merck's Web site (www.merck.com/newsroom). Institutional investors and analysts can participate in the call by dialing (913) 981-5558. Journalists are invited to listen by calling (913) 981-5571. The Web cast will be available for replay on the Web site until Feb. 3.

ABOUT MERCK

      Merck & Co., Inc. is a global research-driven pharmaceutical products company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.


                                    - more -

FORWARD-LOOKING STATEMENT

      This press release, including the financial guidance that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements include statements regarding product development. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2002, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

                                      # # #

                            MERCK FINANCIAL GUIDANCE
                                   FOR 2004

Worldwide net sales will be driven by the company's major in-line products, including the impact of new studies and indications. Sales forecasts for those products for 2004 are as follows:


                                                                                WORLDWIDE
      PRODUCT                    THERAPEUTIC CATEGORY                         2004 NET SALES
      -------                    --------------------                         --------------
      ZOCOR                      Cholesterol modifying                       $4.9 to $5.1 billion
      FOSAMAX                    Osteoporosis                                $3.0 to $3.2 billion
      COZAAR / HYZAAR            Hypertension                                $2.7 to $2.9 billion
      Coxibs                     Arthritis and Pain                          $2.6 to $2.8 billion
      (VIOXX and ARCOXIA)
      SINGULAIR                  Asthma and Seasonal Allergic Rhinitis       $2.4 to $2.7 billion

- Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined rates on the U.S. sales of certain products by AZN, most notably PRILOSEC and NEXIUM. In 2004, Merck anticipates AZN-related revenue to be at approximately the same level as the full-year 2003.

- The income contribution related to the Merck and Schering-Plough collaboration is expected to be positive in 2004. The results of the Merck and Schering-Plough collaboration are combined with the results of Merck's other joint venture relationships and reported, in the aggregate, as Equity Income from Affiliates. This aggregate total is expected to be $650 to $750 million of equity income for 2004.

- Merck continues to expect that manufacturing productivity will offset inflation on product costs.

- Product gross margin percentage is estimated to be approximately 80% to 81% as a result of changes to the sales mix.

- Research and Development expense (which excludes joint ventures) is anticipated to increase at a low-teens percentage growth rate over the full-year 2003 level.

- Consolidated Marketing and Administrative expense is estimated to be at the same level as the full-year 2003 expense. This guidance excludes restructuring costs in 2003 and 2004.

- The consolidated 2004 tax rate is estimated to be approximately 28% to 29%.

- Merck plans to continue its stock buyback program in 2004. As of Dec. 31, 2003, $9.5 billion remains under the current buyback authorizations approved by Merck's Board of Directors.


                                    - more -

      Merck recently accelerated its efforts to fundamentally lower its cost structure through company-wide initiatives. In October 2003, Merck announced the reduction of 4,400 positions, which is expected to be completed in 2004. Approximately 3,200 positions had been eliminated as of Dec. 31, 2003. Additional restructuring costs for 2004 are expected to be approximately $75 to $125 million. When complete, the cost reductions are expected to generate annual savings of payroll and benefits costs of $250 to $300 million starting in 2005. The company continues to seek opportunities to improve its business processes and reduce its cost structure.

      Given these guidance elements, and including the effect of the restructuring charges, Merck & Co., Inc. anticipates full-year 2004 earnings per share (EPS) of $3.11 to $3.17.

FORWARD-LOOKING STATEMENT

      This document contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements include statements regarding product development. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2002, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

                                      # # #

The following tables show the financial results for Merck & Co., Inc. and subsidiaries for the quarter and twelve months ended Dec. 31, 2003, compared with the corresponding period of the prior year.


                                                                          Merck & Co., Inc.
                                                                         Consolidated Results
                                                            (In Millions Except Earnings per Common Share)
                                                                        Quarter Ended Dec. 31
                                                            ----------------------------------------------
                                                                                                   %
                                                                 2003                2002        Change
                                                                 ----                ----        ------
Sales                                                           $5,627.1           $6,057.7         -7%

Costs, Expenses and Other

    Materials and production                                     1,228.3            1,127.7          9
    Marketing and administrative (1)                             1,794.1            1,538.4         17
    Research and development                                       894.9              838.8          7
    Acquired research                                               11.4                 --          *
    Equity income from affiliates                                   (6.0)             (94.0)       -94
    Other (income) expense, net                                    (56.5)              70.3          *

Income from Continuing Operations
   Before Taxes                                                  1,760.9            2,576.5        -32

Taxes on Income (2)                                                365.7              762.7

Income from Continuing Operations                               $1,395.2           $1,813.8        -23

Income from Discontinued Operations, net of taxes                     --               76.0

Net Income                                                      $1,395.2           $1,889.8        N/M


Average Shares Outstanding
   Assuming Dilution                                             2,236.6            2,264.1

Earnings per Common Share
   Assuming Dilution
      Continuing Operations                                        $0.62              $0.80        -23
      Discontinued Operations                                         --               0.03
                                                                --------           --------
      Total                                                        $0.62              $0.83        N/M



N/M Comparison not meaningful as a result of the spin-off of Medco Health.

* > 100%

(1) 2003 Marketing and administrative expense includes $195 million for restructuring costs.

(2) The effective tax rate was 20.8% and 29.6% for the fourth quarter of 2003 and 2002, respectively.

                                    - more -

                                                                          Merck & Co., Inc.
                                                                         Consolidated Results
                                                            (In Millions Except Earnings per Common Share)
                                                                     Twelve Months Ended Dec. 31
                                                            ----------------------------------------------
                                                                                                      %
                                                               2003                2002            Change
                                                               ----                ----            ------
Sales                                                         $22,485.9           $21,445.8           5%

Costs, Expenses and Other
    Materials and production                                    4,315.3             3,907.1           10
    Marketing and administrative (1)                            6,394.9             5,652.2           13
    Research and development                                    3,178.1             2,677.2           19
    Acquired research                                             101.8                  --            *
    Equity income from affiliates                                (474.2)             (644.7)         -26
    Other (income) expense, net                                   (81.6)              202.3            *

Income from Continuing Operations
   Before Taxes                                                 9,051.6             9,651.7           -6

Taxes on Income (2)                                             2,462.0             2,856.9

Income from Continuing Operations                              $6,589.6            $6,794.8           -3

Income from Discontinued Operations, net of taxes                 241.3               354.7

Net Income                                                     $6,830.9            $7,149.5          N/M

Average Shares Outstanding
   Assuming Dilution                                            2,253.1             2,277.0

Earnings per Common Share
   Assuming Dilution
      Continuing Operations                                       $2.92               $2.98           -2
      Discontinued Operations                                      0.11                0.16
                                                                --------           --------
      Total                                                       $3.03               $3.14          N/M


N/M Comparison not meaningful as a result of the spin-off of Medco Health.

* > 100%

(1) 2003 Marketing and administrative expense includes $195 million for restructuring costs.

(2) The effective tax rate was 27.2% and 29.6% for the full-year of 2003 and 2002, respectively.

                                      # # #